UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 29, 2013

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On May 29, 2013, in connection with VIVUS, Inc.’s previously announced sale of $220 million aggregate principal amount of 4.50% Convertible Senior Notes due May 1, 2020 (the “Firm Notes”) pursuant to that certain purchase agreement (the “Purchase Agreement”), dated May 15, 2013, between VIVUS and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein (the “Initial Purchasers”), the Initial Purchasers exercised in full their option to purchase an additional $30 million aggregate principal amount of the 4.50% Convertible Senior Notes due May 1, 2020 (the “Optional Notes” and, together with the Firm Notes, the “Notes”). The net proceeds from the exercise of the option, after deducting discounts and commissions to the Initial Purchasers and other offering expenses, were approximately $29 million. VIVUS used approximately $5 million of the net proceeds from the exercise of the option and the sale of the Optional Notes to pay the cost of a capped call transaction entered into with an affiliate of one of the Initial Purchasers.

The net proceeds from the $250 million aggregate principal amount of the Notes (including the previously announced sale of $220 million aggregate principal amount of the Firm Notes and the sale of $30 million aggregate principal amount of the Optional Notes in the exercise of the option), after deducting discounts and commissions to the Initial Purchasers and other offering expenses, were approximately $242 million. VIVUS used an aggregate amount of approximately $35 million of the net proceeds from the offering of the Notes (including the previously announced sale and the exercise of the option) to pay the cost of capped call transactions entered into with an affiliate of one of the Initial Purchasers.

VIVUS anticipates using the remainder of the net proceeds for continued commercialization of its products and development of its product candidates, and for general corporate purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIVUS, Inc.

Date: May 31, 2013	By:	/s/ John L. Slebir
John L. Slebir Vice President, Business Development and General Counsel